EXHIBIT 99.1

Las Vegas Sands Board of Directors Approves $2.75 Per Share Special Dividend

LAS VEGAS, NV –11/26/12 – Las Vegas Sands Corp. (NYSE: LVS) announced today that the company’s Board of Directors has approved a $2.75 per share special cash dividend on its outstanding common stock payable on December 18, 2012 to shareholders of record on December 10, 2012.

Las Vegas Sands Chairman Sheldon G. Adelson said returning capital to its shareholders remains a long-term priority for the company, including growing the annual dividend, which the company raised to $1.40 per share beginning in 2013.

“What this special dividend really represents is the unique position our company currently enjoys in the hospitality, leisure and gaming industry.  The cash flow of our current operations and the strength of our balance sheet have put us in the enviable position of both returning capital to our shareholders while at the same time staying true to our roots as a growth company” said Mr. Adelson.

“Make no mistake about our development strategy,” Mr. Adelson continued. “We will be very aggressive in identifying and targeting new development opportunities that meet our criteria for investment return and that will help us grow our cash flow even higher in the years to come.”

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About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (Integrated Resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

The Venetian® and The Palazzo®, Five-Diamond luxury resorts on the Las Vegas Strip, and Sands® Bethlehem in Eastern Pennsylvania are the company's properties in the United States.  Marina Bay Sands® is the company's iconic Integrated Resort in Singapore's downtown Marina Bay district.

Through its majority-owned subsidiary Sands China Ltd., the company owns a portfolio of properties on Macao's Cotai Strip®, including The Venetian® Macao, Four Seasons Hotel Macao, and Sands Cotai Central. The company also owns the Sands® Macao on the Macao Peninsula.

Las Vegas Sands is committed to global sustainability through its Sands ECO360º program and is an active community partner through its various charitable organizations.

For more information, please visit www.lasvegassands.com.

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Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607

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